Exhibit 99.6

May 15, 2015

Board of Directors

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219

Re:	Amendment No. 3 to Registration Statement on Form S-4 of

WestRock Company (File No. 333-202643) (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 25, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Rock-Tenn Company (“Rock-Tenn”) and its affiliates) of the outstanding shares of common stock, par value $.01 per share, of MeadWestvaco Corporation (the “Company”), taking into account the Rock-Tenn Merger (as defined therein), of the MeadWestvaco Exchange Ratio (as defined therein) pursuant to the Business Combination Agreement, dated as of January 25, 2015, by and between Rock-Tenn and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—The Combination and the Combination Agreement—Opinions of MWV’s Financial Advisors—Goldman, Sachs & Co.,” “THE ADOPTION OF THE COMBINATION AGREEMENT—Background of the Combination,” “THE ADOPTION OF THE COMBINATION AGREEMENT—MWV’s Reasons for the Combination; Recommendation of the MWV Board of Directors,” and “THE ADOPTION OF THE COMBINATION AGREEMENT—Opinions of MWV’s Financial Advisors—Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)